Exhibit 10.2

Execution Version

March 9, 2016

To:	Unisys Corporation 801 Lakeview Drive, Suite 100
Blue Bell, Pennsylvania 19422
	Attn:	Scott Battersby, Vice President & Treasurer
	Telephone:	215 986 2600
	Facsimile:	215 986 4132

From:	Bank of America, N.A.
c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
One Bryant Park New York, NY 10036
Attn: Peter Tucker, Assistant General Counsel
Telephone: 646-855-5821
Facsimile: 646-822-5633

Re:	Base Call Option Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the call option transaction entered into between Bank of America, N.A. (“Dealer”) and Unisys Corporation (“Counterparty”) as of the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. Each party further agrees that this Confirmation together with the Agreement evidence a complete binding agreement between Counterparty and Dealer as to the subject matter and terms of the Transaction to which this Confirmation relates, and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

The definitions and provisions contained in the definitions and provisions of the 2006 ISDA Definitions (including the Annex thereto) (the “2006 Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern, and in the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein are based on terms that are defined in the Indenture to be dated March 15, 2016 between Counterparty and Wells Fargo Bank, National Association, as trustee (the “Indenture”) relating to the 5.50% Convertible Senior Notes due 2021 (as originally issued by Counterparty, the “Convertible Notes” and each USD 1,000 principal amount of Convertible Notes, a “Convertible Note”) issued by Counterparty in an aggregate initial principal amount of USD 190,000,000 (as increased to up to an aggregate principal amount of USD 218,500,000 if and to the extent that the Initial Purchasers (as defined herein) exercise their option to purchase additional Convertible Notes pursuant to the Purchase Agreement (as defined herein)). In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture which are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein will conform to the descriptions thereof in the Offering Memorandum of Counterparty dated March 9, 2016 relating to the Convertible Notes (the “Offering Memorandum”). If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Offering Memorandum, the descriptions thereof in the Offering Memorandum will govern for purposes of this Confirmation. The parties further acknowledge that the Indenture section numbers used herein are based on the draft of the Indenture last reviewed by the parties as of the date of this Confirmation, and if any such section numbers are changed in the Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties. Subject to the foregoing, references to the Indenture herein are references to the Indenture as in effect on the date of its execution, and if the Indenture is amended or supplemented following such date (other than any amendment or supplement (x) pursuant to Section 10.01(h) of the Indenture that, as determined by the Calculation Agent, conforms the Indenture to the description of Convertible Notes in the Offering Memorandum or (y) pursuant to Section 14.07 of the Indenture, subject, in the case of this clause (y), to the second paragraph under “Method of Adjustment” in Section 3), any such amendment or supplement will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing. For purposes of the Equity Definitions, the Transaction shall be deemed to be a Share Option Transaction.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form (but without any Schedule except for (i) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine), (ii) the election of USD as the Termination Currency and (iii) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Dealer, with a “Threshold Amount” of 3% of the shareholders’ equity of Dealer (provided that (a) the phrase “, or becoming capable at such time of being declared,” shall be deleted from clause (1) of such Section 5(a)(vi) of the Agreement, (b) “Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business and (c) the following sentence shall be added to the end of Section 5(a)(vi) of the Agreement: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the relevant party to make the payment when due; and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”)) on the Trade Date. In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms.

Trade Date:	March 9, 2016

Effective Date:	The third Exchange Business Day immediately prior to
the Premium Payment Date

Option Style:	“Modified American”, as described under “Procedures for
Exercise” below

Option Type:	Call

Buyer:	Counterparty

Seller:	Dealer

Shares:	The common stock of Counterparty, par value USD 0.01
per share (Exchange symbol “UIS”).

Number of Options:	190,000. For the avoidance of doubt, the Number of
Options shall be reduced by any Options exercised by
Counterparty. In no event will the Number of Options be
less than zero.

Applicable Percentage:	25%

Option Entitlement:	A number equal to the product of the Applicable
Percentage and 102.4249

Strike Price:	USD9.7633

Cap Price:	USD12.7520

Premium:	USD6,080,000.00

Premium Payment Date:	March 15, 2016

Exchange:	The New York Stock Exchange

Related Exchange(s):	All Exchanges

Excluded Provisions:	Section 14.04(h) and Section 14.03 of the Indenture.

Procedures for Exercise.

Conversion Date:	Each “Conversion Date” as defined in the Indenture
(other than any such Conversion Date with respect to any
conversion of Convertible Notes with a Conversion Date
occurring prior to the Free Convertibility Date (any such
conversion, an “Early Conversion”), to which the
provisions of Section 9(h)(i) of this Confirmation shall
apply).

Free Convertibility Date:	December 1, 2020

Expiration Time:	The Valuation Time

Expiration Date:	March 1, 2021, subject to earlier exercise.

Multiple Exercise:	Applicable, as described under “Automatic Exercise”
below.

Automatic Exercise:	Notwithstanding Section 3.4 of the Equity Definitions, on
each Conversion Date occurring on or after the Free
Convertibility Date in respect of which a Notice of
Conversion that is effective as to Counterparty has been
delivered by the relevant converting Holder, a number of
Options equal to the number of Convertible Notes in
denominations of USD 1,000 as to which such
Conversion Date has occurred shall be deemed to be
automatically exercised; provided that such Options shall
be exercised or deemed exercised only if Counterparty
has provided a Notice of Exercise to Dealer in accordance
with “Notice of Exercise” below.

Notwithstanding the foregoing, in no event shall the
number of Options that are exercised or deemed exercised
hereunder exceed the Number of Options.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity
Definitions or under “Automatic Exercise” above, in
order to exercise any Options, Counterparty must notify
Dealer in writing (which, for the avoidance of doubt, may
be by email) before 5:00 p.m. (New York City time) on
the Scheduled Valid Day immediately preceding the
Expiration Date of the number of such Options; provided
that, if the Relevant Settlement Method for such Options
is (x) Net Share Settlement and the Specified Cash
Amount is not USD 1,000, (y) Cash Settlement or (z)
Combination Settlement, Dealer shall have received a
separate notice (the “Notice of Final Settlement
Method”) (which, for the avoidance of doubt, may be by

email) in respect of all such Convertible Notes before
5:00 p.m. (New York City time) on the Scheduled Valid
Day immediately following the Free Convertibility Date
specifying (1) the Relevant Settlement Method for such
Options and (2) if the settlement method for the related
Convertible Notes is not “Settlement in Shares” or
“Settlement in Cash” (each as defined below), the fixed
amount of cash per Convertible Note that Counterparty
has elected to pay to Holders (as such term is defined in
the Indenture) of the related Convertible Notes (the
“Specified Cash Amount”); provided, further, that,
notwithstanding the foregoing, such notice (and the
related exercise of Options hereunder) shall be effective if given after the applicable notice deadline specified above
but prior to 5:00 P.M., New York City time, on the third
Exchange Business Day following such notice deadline,
in which event the Calculation Agent shall have the right
to adjust Dealer’s delivery obligation hereunder, with
respect to such exercise of Options, as appropriate to
reflect the additional costs (including, but not limited to, losses as a result of hedging mismatches and market
losses) and expenses incurred by Dealer or any of its
affiliates in connection with its hedging activities
(including the unwinding of any hedge position) as a
result of its not having received such notice prior to such
notice deadline (it being understood that the adjusted
delivery obligation described in the preceding proviso can
never be less than zero and can never require any payment
by Counterparty). Counterparty acknowledges its
responsibilities under applicable securities laws, and in
particular Section 9 and Section 10(b) of the Securities
Exchange Act of 1934, as amended (the “Exchange
Act”), and the rules and regulations thereunder, in respect
of any election of a settlement method with respect to the
Convertible Notes. For the avoidance of doubt, if the
relevant Conversion Date for any Convertible Notes
occurs prior to the Free Convertibility Date, no Options
shall be subject to exercise in connection with such Early
Conversion, and such conversion shall be subject to the
provisions set forth in Section 9(h)(i) hereof.

Valuation Time:	At the close of trading of the regular trading session on
the Exchange; provided that if the principal trading
session is extended, the Calculation Agent shall determine
the Valuation Time in its reasonable discretion.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby replaced
in its entirety by the following:

“‘Market Disruption Event’ means, in respect of a Share,
(i) a failure by the primary United States national or
regional securities exchange or market on which the
Shares are listed or admitted for trading to open for
trading during its regular trading session or (ii) the
occurrence or existence prior to 1:00 p.m. (New York
City time) on any Scheduled Valid Day for the Shares for
more than one half-hour period in the aggregate during
regular trading hours of any suspension or limitation

imposed on trading (by reason of movements in price
exceeding limits permitted by the relevant stock exchange
or otherwise) in the Shares or in any options contracts or
futures contracts relating to the Shares.”

Settlement Terms.

Settlement Method:	For any Option, Net Share Settlement; provided that if the
Relevant Settlement Method set forth below for such
Option is not Net Share Settlement, then the Settlement
Method for such Option shall be such Relevant Settlement
Method, but only if Counterparty shall have notified
Dealer of the Relevant Settlement Method in the Notice
of Exercise or Notice of Final Settlement Method, as
applicable, for such Option.

Relevant Settlement Method:	In respect of any Option:

(i) if Counterparty has elected to settle its conversion
obligations in respect of the related Convertible Note (A)
entirely in Shares pursuant to Section 14.02(a)(iii)(A) of
the Indenture (together with cash in lieu of fractional
Shares) (such settlement method, “Settlement in
Shares”), (B) in a combination of cash and Shares
pursuant to Section 14.02(a)(iii)(C) of the Indenture with
a Specified Cash Amount less than USD 1,000 (such
settlement method, “Low Cash Combination
Settlement”) or (C) in a combination of cash and Shares
pursuant to Section 14.02(a)(iii)(C) of the Indenture with
a Specified Cash Amount equal to USD 1,000, then, in
each case, the Relevant Settlement Method for such
Option shall be Net Share Settlement;

(ii) if Counterparty has elected to settle its conversion
obligations in respect of the related Convertible Note in a
combination of cash and Shares pursuant to Section
14.02(a)(iii)(C) of the Indenture with a Specified Cash
Amount greater than USD 1,000, then the Relevant
Settlement Method for such Option shall be Combination
Settlement; and

(iii) if Counterparty has elected to settle its conversion
obligations in respect of the related Convertible Note
entirely in cash pursuant to Section 14.02(a)(iii)(B) of the
Indenture (such settlement method, “Settlement in
Cash”), then the Relevant Settlement Method for such
Option shall be Cash Settlement.

Net Share Settlement:	If Net Share Settlement is applicable to any Option
exercised or deemed exercised hereunder, Dealer will
deliver to Counterparty, on the relevant Settlement Date
for each such Option, a number of Shares (the “Net Share
Settlement Amount”) equal to the sum, for each Valid
Day during the Settlement Averaging Period for each
such Option, of (i) (a) the Daily Option Value for such
Valid Day, divided by (b) the Relevant Price on such
Valid Day, divided by (ii) the number of Valid Days in the
Settlement Averaging Period.

Dealer will pay cash in lieu of delivering any fractional
Shares to be delivered with respect to any Net Share
Settlement Amount valued at the Relevant Price for the
last Valid Day of the Settlement Averaging Period.

Combination Settlement:	If Combination Settlement is applicable to any Option
exercised or deemed exercised hereunder, Dealer will pay
or deliver, as the case may be, to Counterparty, on the
relevant Settlement Date for each such Option:

(i) cash (the “Combination Settlement Cash
Amount”) equal to the sum, for each Valid Day
during the Settlement Averaging Period for such
Option, of (A) an amount (the “Daily Combination
Settlement Cash Amount”) equal to the lesser of (1)
the product of (x) the Applicable Percentage and (y)
(A) the Specified Cash Amount minus (B) USD
1,000 and (2) the Daily Option Value, divided by (B)
the number of Valid Days in the Settlement
Averaging Period; provided that if the calculation in
clause (A) above results in zero or a negative number
for any Valid Day, the Daily Combination Settlement
Cash Amount for such Valid Day shall be deemed to
be zero; and

(ii) Shares (the “Combination Settlement Share
Amount”) equal to the sum, for each Valid Day
during the Settlement Averaging Period for such
Option, of a number of Shares for such Valid Day
(the “Daily Combination Settlement Share
Amount”) equal to (A) (1) the Daily Option Value
on such Valid Day minus the Daily Combination
Settlement Cash Amount for such Valid Day, divided
by (2) the Relevant Price on such Valid Day, divided
by (B) the number of Valid Days in the Settlement
Averaging Period; provided that if the calculation in
sub-clause (A)(1) above results in zero or a negative
number for any Valid Day, the Daily Combination
Settlement Share Amount for such Valid Day shall be
deemed to be zero.

Dealer will pay cash in lieu of delivering any fractional
Shares to be delivered with respect to any Combination
Settlement Share Amount valued at the Relevant Price for
the last Valid Day of the Settlement Averaging Period.

Cash Settlement:	If Cash Settlement is applicable to any Option exercised
or deemed exercised hereunder, in lieu of Section 8.1 of
the Equity Definitions, Dealer will pay to Counterparty,
on the relevant Settlement Date for each such Option, an
amount of cash (the “Cash Settlement Amount”) equal
to the sum, for each Valid Day during the Settlement
Averaging Period for such Option, of (i) the Daily Option
Value for such Valid Day, divided by (ii) the number of
Valid Days in the Settlement Averaging Period.

Daily Option Value:	For any Valid Day, an amount equal to (i) the Option
Entitlement on such Valid Day, multiplied by (ii) (A) the
lesser of the Relevant Price on such Valid Day and the

Cap Price, minus (B) the Strike Price on such Valid Day;
provided that if the calculation contained in clause (ii)
above results in a negative number, the Daily Option
Value for such Valid Day shall be deemed to be zero. In
no event will the Daily Option Value be less than zero.

Make-Whole Adjustment:	Notwithstanding anything to the contrary herein, in
respect of any exercise of Options on a Conversion Date
occurring on or after the Free Convertibility Date relating
to a conversion of Convertible Notes for which additional
Shares will be added to the “Conversion Rate” (as defined
in the Indenture) as determined pursuant to Section 14.03
of the Indenture, the Daily Option Value shall be
calculated as if the Option Entitlement included the
Applicable Percentage of the number of such additional
Shares as determined with reference to the adjustment set
forth in such Section 14.03 of the Indenture; provided that
if the sum of (i) the product of (a) the number of Shares
(if any) deliverable by Dealer to Counterparty per
exercised Option and (b) the Applicable Limit Price on
the Settlement Date and (ii) the amount of cash (if any)
payable by Dealer to Counterparty per exercised Option
would otherwise exceed the amount per Option, as
determined by the Calculation Agent, that would be
payable by Dealer under Section 6 of the Agreement if (x)
the relevant Conversion Date were an Early Termination
Date resulting from an Additional Termination Event with
respect to which the Transaction was the sole Affected
Transaction and Counterparty was the sole Affected Party
and (y) Section 14.03 of the Indenture were deleted, then
each Daily Option Value shall be proportionately reduced
to the extent necessary to eliminate such excess.

Applicable Limit Price:	On any day, the opening price as displayed under the
heading “Op” on Bloomberg page UIS <equity> (or any
successor thereto).

Valid Day:	A day on which (i) there is no Market Disruption Event
and (ii) trading in the Shares generally occurs on the
Exchange or, if the Shares are not then listed on the
Exchange, on the principal other United States national or
regional securities exchange on which the Shares are then
listed or, if the Shares are not then listed on a United
States national or regional securities exchange, on the
principal other market on which the Shares are then listed
or admitted for trading. If the Shares are not so listed or
admitted for trading, “Valid Day” means a Business Day.

Scheduled Valid Day:	A day that is scheduled to be a Valid Day on the principal
United States national or regional securities exchange or
market on which the Shares are listed or admitted for
trading. If the Shares are not so listed or admitted for
trading, “Scheduled Valid Day” means a Business Day.

Business Day:	Any day other than a Saturday, a Sunday or a day on
which the Federal Reserve Bank of New York is
authorized or required by law or executive order to close
or be closed.

Relevant Price:	On any Valid Day, the per Share volume-weighted
average price as displayed under the heading “Bloomberg
VWAP” on Bloomberg page UIS <equity> AQR (or its
equivalent successor if such page is not available) in
respect of the period from the scheduled opening time of
the Exchange to the Scheduled Closing Time of the
Exchange on such Valid Day (or if such volume-weighted
average price is unavailable at such time, the market value
of one Share on such Valid Day, as determined by the
Calculation Agent using, if practicable, a volume-
weighted average method). The Relevant Price will be
determined without regard to after-hours trading or any
other trading outside of the regular trading session trading hours.

Settlement Averaging Period:	For any Option being exercised hereunder, the 60
consecutive Valid Days commencing on, and including,
the 62nd Scheduled Valid Day immediately prior to the
Expiration Date.

Settlement Date:	For any Option, the third Business Day immediately
following the final Valid Day of the Settlement Averaging
Period for such Option.

Settlement Currency:	USD

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9 and 9.11 of the
Equity Definitions will be applicable, except that all
references in such provisions to “Physically-settled” shall
be read as references to “Share Settled”. “Share Settled”
in relation to any Option means that Net Share Settlement
or Combination Settlement is applicable to that Option.

Representation and Agreement:	Notwithstanding anything to the contrary in the Equity
Definitions (including, but not limited to, Section 9.11
thereof), the parties acknowledge that any Shares
delivered to Counterparty shall be, upon delivery, subject
to restrictions and limitations arising from Counterparty’s
status as issuer of the Shares under applicable securities
laws.

3. Additional Terms applicable to the Transaction.

Adjustments applicable to the Transaction:

Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity
Definitions, a “Potential Adjustment Event” means an
occurrence of any event or condition, as set forth in any
Dilution Adjustment Provision, that would result in an
adjustment under the Indenture to the “Conversion Rate”
or the composition of a “unit of Reference Property” or to
any “Last Reported Sale Price”, “Daily VWAP,” “Daily
Conversion Value” or “Daily Settlement Amount” (each
as defined in the Indenture). For the avoidance of doubt,
Dealer shall not have any delivery or payment obligation
hereunder, and no adjustment shall be made to the terms
of the Transaction, on account of (x) any distribution of
cash, property or securities by Counterparty to holders of
the Convertible Notes (upon conversion or otherwise) or

(y) any other transaction in which Holders of the
Convertible Notes are entitled to participate, in each case, in lieu of an adjustment under the Indenture of the type
referred to in the immediately preceding sentence
(including, without limitation, pursuant to the first
sentence of the third paragraph of Section 14.04(c) of the
Indenture or the first sentence of the third paragraph of
Section 14.04(d) of the Indenture).

Method of Adjustment:	Calculation Agent Adjustment, which means that,
notwithstanding Section 11.2(c) of the Equity Definitions,
upon any Potential Adjustment Event, the Calculation
Agent shall (A) make a corresponding adjustment in
respect of any adjustment under the Indenture to any one
or more of the Strike Price, Number of Options, Option
Entitlement and any other variable relevant to the
exercise, settlement or payment for the Transaction (other
than the Cap Price) and (B) a proportionate adjustment to
the Cap Price to the extent any adjustment is made to the
Strike Price pursuant to clause (A) above (which
adjustment, for the avoidance of doubt, shall not prohibit
the Calculation Agent from making any further
adjustments to the Cap Price in accordance with, and
subject in all respects to, Section 9(w) hereof); provided
that in no event shall the Strike Price be adjusted to be
greater than the Cap Price.

Notwithstanding the foregoing and “Consequences of
Merger Events / Tender Offers” below, if the Calculation
Agent in good faith disagrees with any adjustment to the
Convertible Notes that involves an exercise of discretion
by Counterparty or its board of directors (including,
without limitation, pursuant to Section 14.05 of the
Indenture, Section 14.07 of the Indenture or any
supplemental indenture entered into thereunder or in
connection with any proportional adjustment or the
determination of the fair value of any securities, property, rights or other assets), then in each such case, the
Calculation Agent will determine (A) the adjustment to be
made to any one or more of the Strike Price, Number of
Options, Option Entitlement and any other variable
relevant to the exercise, settlement or payment for the
Transaction (other than the Cap Price) in a commercially
reasonable manner and (B) a proportionate adjustment to
the Cap Price to the extent any adjustment is made to the
Strike Price pursuant to clause (A) above (which
adjustment, for the avoidance of doubt, shall not prohibit
the Calculation Agent from making any further
adjustments to the Cap Price in accordance with, and
subject in all respects to, Section 9(w) hereof); provided
that in no event shall the Strike Price be adjusted to be
greater than the Cap Price; provided further that,
notwithstanding the foregoing, if any Potential
Adjustment Event occurs during the Settlement
Averaging Period but no adjustment was made to any
Convertible Note under the Indenture because the relevant
Holder (as such term is defined in the Indenture) was
deemed to be a record owner of the underlying Shares on

the related Conversion Date, then the Calculation Agent
shall make an adjustment, as determined by it in a
commercially reasonable manner, to the terms hereof in
order to account for such Potential Adjustment Event.

Dilution Adjustment Provisions:	Sections 14.04(a), (b), (c), (d) and (e) and Section 14.05
of the Indenture.

Extraordinary Events applicable to the Transaction:

Merger Events:	Applicable; provided that notwithstanding Section 12.1(b)
of the Equity Definitions, a “Merger Event” means the
occurrence of any “Specified Corporate Event” as defined
in Section 14.07 of the Indenture.

Tender Offers:	Applicable; provided that notwithstanding Section 12.1(d)
of the Equity Definitions, a “Tender Offer” means the
occurrence of any “Specified Corporate Event” as defined
in Section 14.07 of the Indenture.

Consequences of Merger Events /
Tender Offers:	Notwithstanding Section 12.2 and Section 12.3 of the
Equity Definitions, upon the occurrence of a Merger
Event or a Tender Offer, the Calculation Agent shall
make (A) a corresponding adjustment in respect of any
adjustment under the Indenture to any one or more of the
nature of the Shares (in the case of a Merger Event),
Strike Price, Number of Options, Option Entitlement and
any other variable relevant to the exercise, settlement or
payment for the Transaction (other than the Cap Price) to
the extent an analogous adjustment would be made
pursuant to the Indenture in connection with such Merger
Event or Tender Offer, subject to the second paragraph
under “Method of Adjustment” and (B) a proportionate
adjustment to the Cap Price to the extent any adjustment
is made to the Strike Price pursuant to clause (A) above
(which adjustment, for the avoidance of doubt, shall not
prohibit the Calculation Agent from making any further
adjustments to the Cap Price in accordance with, and
subject in all respects to, Section 9(w) hereof); provided
that in no event shall the Strike Price be adjusted to be
greater than the Cap Price; provided further, that any such
adjustment pursuant to clause (A) or (B) above shall be
made without regard to any adjustment to the Conversion
Rate pursuant to any Excluded Provision.
Notwithstanding the foregoing, if, with respect to a
Merger Event or a Tender Offer, (A)(i) the consideration
for the Shares includes (or, at the option of a holder of
Shares, may include) shares of an entity or person that is
not a corporation or is not organized under the laws of the
United States, any State thereof or the District of
Columbia or (ii) the Counterparty to the Transaction
following such Merger Event or Tender Offer will not be
a corporation and (B) in either case, Dealer determines in
its good faith discretion that treating such Shares as
“Reference Property” (as defined in the Indenture) will
have a material adverse effect on Dealer’s rights or
obligations in respect of the Transaction, on its hedging

activities in respect of the Transaction or on the costs
(including, without limitation, due to any increase in tax
liability, decrease in tax benefit or other adverse effect on its tax position) of engaging in any of the foregoing, then, in either case, Cancellation and Payment (Calculation
Agent Determination) may apply at Dealer’s sole, good
faith election.

Consequences of Announcement Events:	Modified Calculation Agent Adjustment as set forth in
Section 12.3(d) of the Equity Definitions; provided that,
in respect of an Announcement Event, (w) references to
“Tender Offer” shall be replaced by references to
“Announcement Event” and references to “Tender Offer
Date” shall be replaced by references to “date of such
Announcement Event”, (x) the word “shall” in the second
line shall be replaced with “may”, (y) the phrase
“exercise, settlement, payment or any other terms of the
Transaction (including, without limitation, the spread)”
shall be replaced with the phrase “Cap Price (provided
that in no event shall the Cap Price be less than the Strike
Price)” and (z) the phrase “economic effect on the
Transaction of such Tender Offer (including adjustments
to account for changes in volatility, expected dividends,
stock loan rate or liquidity relevant to the Shares or the
Transaction)” shall be deleted in its entirety and replaced
with the words “cumulative economic effect on the
theoretical value of the Transaction taken as a whole of
such Announcement Event including to account for
changes in volatility, expected dividends, stock loan rate
or liquidity relevant to the Shares or the Transaction, if
such economic effect is material” (it being understood
that, in determining such economic effect, the Calculation
Agent shall take into account Dealer’s Hedge Positions
specifically to hedge the Transaction, as determined by
the Calculation Agent). For the avoidance of doubt, the
Calculation Agent may determine whether the relevant
Announcement Event has had a material effect on the
Transaction (and, if so, adjust the terms of the Transaction accordingly) on one or more occasions on or after the date
of the Announcement Event up to, and including, the
Expiration Date, any Early Termination Date and/or any
other date of cancellation, it being understood that any
adjustment in respect of an Announcement Event shall
take into account (and shall not duplicate) any earlier
adjustment relating to the same Announcement Event (it
being understood that no such adjustment shall render the
Cap Price less than the Strike Price). An Announcement
Event shall be an “Extraordinary Event” for purposes of
the Equity Definitions, to which Article 12 of the Equity
Definitions is applicable.

Announcement Event:	(i) The public announcement by any entity of (x) any
transaction or event (or a bona fide intention to enter into any transaction, as determined by the Calculation Agent
by reference to the effect of such announcement on the
market price of the Shares or options on the Shares) that,
if completed, would constitute a Merger Event or Tender
Offer or (y) any potential acquisition or disposition by

Issuer and/or its subsidiaries where the aggregate
consideration exceeds 30% of the market capitalization of
Issuer as of the date of such announcement (an
“Acquisition Transaction”), (ii) the public
announcement by Issuer of an intention to solicit or enter
into, or to explore strategic alternatives or other similar
undertaking that may include, a Merger Event or Tender
Offer or an Acquisition Transaction or (iii) any
subsequent public announcement by any entity of a
change to a transaction or intention that is the subject of
an announcement of the type described in clause (i) or (ii)
of this sentence (including, without limitation, a new
announcement, whether or not by the same party, relating
to such a transaction or intention or the announcement of
a withdrawal from, or the abandonment or discontinuation
of, such a transaction or intention), as determined by the
Calculation Agent. For the avoidance of doubt, the
occurrence of an Announcement Event with respect to
any transaction or intention shall not preclude the
occurrence of a later Announcement Event with respect to
such transaction or intention. For purposes of this
definition of “Announcement Event,” (A) “Merger Event”
shall mean such term as defined under Section 12.1(b) of
the Equity Definitions (but, for the avoidance of doubt,
the remainder of the definition of “Merger Event” in
Section 12.1(b) of the Equity Definitions following the
definition of “Reverse Merger” therein shall be
disregarded) and (B) “Tender Offer” shall mean such term
as defined under Section 12.1(d) of the Equity Definitions.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent
Determination); provided that, in addition to the
provisions of Section 12.6(a)(iii) of the Equity
Definitions, it will also constitute a Delisting if the
Exchange is located in the United States and the Shares
are not immediately re-listed, re-traded or re-quoted on
any of the New York Stock Exchange, The NASDAQ
Global Select Market or The NASDAQ Global Market (or
their respective successors); if the Shares are immediately
re-listed, re-traded or re-quoted on any of the New York
Stock Exchange, The NASDAQ Global Select Market or
The NASDAQ Global Market (or their respective
successors), such exchange or quotation system shall
thereafter be deemed to be the Exchange.

Restrictions on Adjustments:	None of the events listed in Sections 14.04(i) of the
Indenture will constitute a Potential Adjustment Event for
purposes of “Potential Adjustment Events” above, a
Merger Event for purposes of “Merger Events” above or
Tender Offer for purposes of “Tender Offers” above, and
no adjustment will be made to the Transaction in
connection with any such event except as may be
provided in Section 9(w) herein (it being understood that,
other than the stock repurchases referenced in clause (iv)
of Section 14.04(i) of the Indenture, which shall be a
Potential Adjustment Event for purposes of Section 9(w)
herein, (x) the events specified in clauses (i) and (ii) of

such Section shall not be Potential Adjustment Events for
purposes of Section 9(w) herein except to the extent such
events or their scope are outside of the ordinary course,
(y) the event specified in clause (iii) of such Section shall not be a Potential Adjustment Event for purposes of
Section 9(w) herein unless the terms of the instrument
described therein are amended subsequent to the Trade
Date, and (z) the events specified in clauses (v) and (vi) of such Section shall not be Potential Adjustment Events for
purposes of Section 9(w) herein).

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity
Definitions is hereby amended by (i) replacing the word
“Shares” with the phrase “Hedge Positions” in clause (X)
thereof, (ii) inserting the parenthetical “(including, for the avoidance of doubt and without limitation, adoption or
promulgation of new regulations authorized or mandated
by existing statute)” at the end of clause (A) thereof and
(iii) adding the words “provided that, in the case of clause
(Y) hereof and any law, regulation or interpretation, the
consequence of such law, regulation or interpretation is
applied equally by Dealer to all of its similarly situated
counterparties and/or similar transactions” after the semi-
colon in the last line thereof.

Notwithstanding anything to the contrary in the Equity
Definitions, (1) a Change in Law described in clause (Y)
of Section 12.9(a)(ii) of the Equity Definitions shall not
constitute a Change in Law and instead shall constitute an
Increased Cost of Hedging as described in Section
12.9(a)(vi) of the Equity Definitions (and for such
purposes only, Increased Cost of Hedging shall be
applicable hereunder).

Failure to Deliver:	Applicable

Hedging Disruption:	Applicable; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby
amended by (a) inserting the following words at the
end of clause (A) thereof: “in the manner
contemplated by the Hedging Party on the Trade
Date” and (b) inserting the following language at the
end of such Section:

“For the avoidance of doubt, the term “equity price
risk” shall be deemed to include, but shall not be
limited to, stock price and volatility risk. And, for the
further avoidance of doubt, any such transactions or
assets referred to in phrases (A) or (B) above must be
available on commercially reasonable pricing
terms.”; and

(ii) Section 12.9(b)(iii) of the Equity Definitions is
hereby amended by inserting in the third line thereof,
after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Hedging Party:	For all applicable Additional Disruption Events, Dealer;
provided that, when making any determination or
calculation as “Hedging Party,” Dealer shall be bound by
the same obligations relating to required acts of the
Calculation Agent as set forth in Section 1.40 of the
Equity Definitions and this Confirmation as if the
Hedging Party were the Calculation Agent; provided
further that nothing herein shall limit or alter, or be
deemed to limit or alter, the ability of Dealer (whether
acting as Dealer, the Hedging Party, the Determining
Party or the Calculation Agent) to hedge its obligations
under the Transaction in a manner it deems appropriate,
as determined by Dealer in its sole discretion (for the
avoidance of doubt, whenever the Calculation Agent or
Determining Party, as the case may be, is called upon to
make an adjustment pursuant to the terms of this
Confirmation or the Equity Definitions (other than any
adjustment required to be made by reference to the terms
of the Convertible Notes or the Indenture) to take into
account the effect of an event, the Calculation Agent or
Determining Party, as the case may be, shall make such
adjustment by reference to the effect of such event on the
Hedging Party, assuming that the Hedging Party
maintains a commercially reasonable hedge position).

Determining Party:	For all applicable Extraordinary Events, Dealer; provided
that, when making any determination or calculation as
“Determining Party,” Dealer shall be bound by the same
obligations relating to required acts of the Calculation
Agent as set forth in Section 1.40 of the Equity
Definitions and this Confirmation as if the Determining
Party were the Calculation Agent.

Non-Reliance:	Applicable

Agreements and Acknowledgments
Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4. Calculation Agent.	Dealer; provided that, following the occurrence and
during the continuance of an Event of Default of the type
described in Section 5(a)(vii) of the Agreement with
respect to which Dealer is the sole Defaulting Party,
Counterparty shall have the right to designate a nationally
recognized independent equity derivatives dealer to
replace Dealer as the Calculation Agent, and the parties
shall work in good faith to execute any appropriate
documentation required by such replacement Calculation
Agent.

Following any adjustment, determination or calculation
by the Calculation Agent or Determining Party hereunder,
upon a written request by Counterparty (which may be by
email), the Calculation Agent or Determining Party, as the

case may be, will promptly (but in any event within three
Scheduled Trading Days) provide to Counterparty by
email to the email address provided by Counterparty in
such written request a report (in a commonly used file
format for the storage and manipulation of financial data)
displaying in reasonable detail the basis for such
adjustment, determination or calculation (including any
assumptions used in making such adjustment,
determination or calculation), it being understood that in
no event will Dealer be obligated to share with
Counterparty any proprietary or confidential data or
information or any proprietary or confidential models
used by it in making such adjustment, determination or
calculation or any information that is subject to an
obligation not to disclose such information.

5. Account Details.

(a)	Account for payments to Counterparty:

Bank:	Bank of America
ABA#:	026009593
Acct No.:	1233930879
Beneficiary:	Unisys Corporation
Ref:	Capped Call

Account for delivery of Shares to Counterparty:

To be advised

(b)	Account for payments to Dealer:

Bank of America, N.A.
New York, NY
SWIFT: BOFAUS3N
Bank Routing: 026-009-593
Account Name: Bank of America
Account No. : 0012334-61892

Account for delivery of Shares from Dealer:

To be advised

6. Offices.

(a)	The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

(b)	The Office of Dealer for the Transaction is: New York

7. Notices.

(a)	Address for notices or communications to Counterparty:

Unisys Corporation
801 Lakeview Drive, Suite 100
Blue Bell, Pennsylvania 19422
Attention:	Vice President & Treasurer
Telephone No.:	215 986 2600
Facsimile No.:	215 986 4132

With copy to:
	Attention:	General Counsel
	Telephone No.:	215 986 4205
	Facsimile No.:	215 986 9732

(b)	Address for notices or communications to Dealer:

Bank of America, N.A.
c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
One Bryant Park
New York, NY 10036
	Attention:	PeterTucker, Assistant General Counsel
	Telephone No.:	646-855-5821
	Facsimile No.:	646-822-5633

8. Representations and Warranties of Counterparty.

Each of the representations and warranties of Counterparty set forth in Section 1 of the Purchase Agreement (the “Purchase Agreement”) dated as of March 9, 2016, between Counterparty and J.P. Morgan Securities LLC, as the Representative of the several Initial Purchasers named in Schedule A thereto (together, the “Initial Purchasers”), are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein. Counterparty hereby further represents and warrants to Dealer on the date hereof and on and as of the Premium Payment Date that:

(a)	Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s part; and this Confirmation has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)	Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of (i) the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, (ii) any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or (iii) any agreement or instrument to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument, except, in the case of clause (iii), to the extent that such conflict, breach, default or lien would not have a material adverse effect on Counterparty, the Transaction or Dealer’s rights or obligations relating to the Transaction, or the power or ability of Counterparty to execute and deliver this Confirmation or perform its obligations hereunder.

(c)	No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act or state securities laws.

(d)	Counterparty is not and, after consummation of the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(e)	Counterparty is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).

(f)	Counterparty is not, on the date hereof, in possession of any material non-public information with respect to Counterparty or the Shares.

(g)	To the knowledge of Counterparty, no state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares; provided that Counterparty makes no representation or warranty regarding (i) any such requirement that is applicable generally to the ownership of equity securities by Dealer or any of its affiliates solely as a result of it or any of such affiliates being a financial institution or broker-dealer or (ii) any information reporting requirements under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and related Treasury regulations, or under any similar provision of foreign, state or local law, rule, regulation, or regulatory order.

(h)	Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least $50 million.

9. Other Provisions.

(a)	Opinions. Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Premium Payment Date, with respect to the matters set forth in Sections 8(a) through (c) of this Confirmation (it being understood that such opinion of counsel is limited to the federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware and may contain customary limitations, exceptions and qualifications). Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

(b)

Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares as determined on such day is (i) less than 49,000,000 (in the case of the first such notice) or (ii) thereafter more than 250,000 less than the number of Shares included in the immediately preceding Repurchase Notice. Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees of one outside counsel in each relevant jurisdiction), joint or several, which an Indemnified Person may become subject to, in each case, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred (and supported by invoices or other documentation setting forth in reasonable detail such expenses) in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the reasonable fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any such proceeding contemplated by this paragraph that is pending or threatened in respect of which any Indemnified Person is a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (b) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)	Regulation M. Counterparty is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Counterparty shall not, until the second Scheduled Trading Day immediately following the Effective Date, engage in any such distribution.

(d)	No Manipulation. Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)	Transfer or Assignment.

(i)	Counterparty shall have the right to transfer or assign all or any of its rights and obligations hereunder with respect to all or any of the Options hereunder (such Options, the “Transfer Options”) (it being understood that, for purposes of this Section 9(e)(i), such transfer or assignment shall also include any pledge, hypothecation or other encumbrance); provided that such transfer or assignment shall be subject to reasonable conditions that Dealer may impose, including but not limited, to the following conditions:

(A)	With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 9(b) or any obligations under Section 9(m) or 9(r) of this Confirmation;

(B)	Any Transfer Options shall only be transferred or assigned to a third party that is a “United States person” (as defined in Section 7701(a)(30) of the Code);

(C)	Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are reasonably requested and reasonably satisfactory to Dealer;

(D)	Dealer will not, as a result of such transfer or assignment, be required to pay the transferee or assignee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer or assignment;

(E)	An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer or assignment;

(F)	Counterparty shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer or assignment; and

(G)	Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

(ii)

Dealer may transfer or assign all or any part of its rights or obligations under the Transaction (A) without Counterparty’s consent to any affiliate of Dealer (1) that has a long-term issuer rating that is equal to or better than Dealer’s credit rating at the time of such transfer or assignment, or (2) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer generally for similar transactions, by Dealer or Dealer’s ultimate parent (provided that in connection with any assignment or transfer pursuant to clause (A)(2) hereof, the guarantee of any guarantor of the relevant transferee’s obligations under the Transaction shall constitute a Credit Support Document under the Agreement), or (B) with Counterparty’s consent (such consent not to be unreasonably withheld or delayed) to any third-party financial institution that is a recognized dealer in the market for U.S. corporate equity derivatives and that has a long-term issuer rating equal to or better than the lesser of (1) the credit rating of Dealer at the time of the transfer and (2) A- by Standard and Poor’s Ratings Services or its successor (“S&P”), or A3 by Moody’s Investor Service, Inc. or its successor (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer; provided that, in the case of any transfer or assignment described in clause (A) or (B) above, (I) an Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment and (II) (a) such transfer or assignment shall not result in a deemed exchange by Counterparty within the meaning of Section 1001 of the Code, (b) Counterparty will not receive from the transferee or assignee on any payment date or delivery date an amount or a number of Shares, as applicable, lower than the amount or the number of Shares, as applicable, that Dealer would have been required to pay or deliver to Counterparty in the absence of such transfer or assignment, (c) Counterparty will not, as a result of such transfer or assignment, be required to pay the transferee or assignee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Counterparty would have been required to pay to Dealer in the absence of such transfer or assignment, and (d) Dealer shall cause the transferee or assignee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Counterparty to permit Counterparty to determine that events described in clauses (II)(b) and (c) of this proviso will not occur upon or after such transfer or assignment. If at any time at which (A) the Section 16 Percentage exceeds 8.5%, (B) the Option Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of Options to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to

Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Options underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(k) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party). Dealer shall notify Counterparty of an Excess Ownership Position with respect to which it intends to seek a transfer or assignment as soon as reasonably practicable after becoming aware of such an Excess Ownership Position. The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Dealer is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day. The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Options and the Option Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that would give rise to reporting or registration obligations (except for any filings of Form 13F, Schedule 13D or Schedule 13G under the Exchange Act) or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or is reasonably likely to result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.

(iii)	Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to (and only to) the extent of any such performance.

(f)	Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s hedging activities hereunder, Dealer reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on any Settlement Date for the Transaction, Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”), in each case only to the extent reasonably necessary, as determined by Dealer in good faith, to avoid an Excess Ownership Position, as follows:

(i)	in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of the related Settlement Averaging Period, if applicable) and the number of Shares that it will deliver on each Staggered Settlement Date;

(ii)	the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date; and

(iii)	if the Net Share Settlement terms or the Combination Settlement terms set forth above were to apply on the Nominal Settlement Date, then the Net Share Settlement terms or the Combination Settlement terms, as the case may be, will apply on each Staggered Settlement Date, except that the Shares otherwise deliverable on such Nominal Settlement Date will be allocated among such Staggered Settlement Dates as specified by Dealer in the notice referred to in clause (i) above.

(g)	[Reserved]

(h)	Additional Termination Events.

(i)	Notwithstanding anything to the contrary in this Confirmation, upon any Early Conversion in respect of which a “Notice of Conversion” (as such term is defined in the Indenture) that is effective as to Counterparty has been delivered by the relevant converting “Holder” (as such term is defined in the Indenture):

(A)	Counterparty shall, within five Scheduled Trading Days of the Conversion Date (as defined in the Indenture) for such Early Conversion, provide written notice (an “Early Conversion Notice”) to Dealer specifying the number of Convertible Notes surrendered for conversion on such Conversion Date (such Convertible Notes, the “Affected Convertible Notes”) and the anticipated settlement date, and the giving of such Early Conversion Notice shall constitute an Additional Termination Event as provided in this clause (i);

(B)	upon receipt of any such Early Conversion Notice, Dealer shall designate an Exchange Business Day as an Early Termination Date (which Exchange Business Day shall be on or as promptly as reasonably practicable after the related settlement date for such Affected Convertible Notes) with respect to the portion of the Transaction corresponding to a number of Options (the “Affected Number of Options”) equal to the lesser of (x) the number of Affected Convertible Notes and (y) the Number of Options as of the Conversion Date for such Early Conversion;

(C)	any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (x) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the Affected Number of Options, (y) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (z) the terminated portion of the Transaction were the sole Affected Transaction; provided that the amount payable with respect to such termination shall not be greater than (1) the Applicable Percentage, multiplied by (2) the Affected Number of Options, multiplied by (3) the excess of (I) the Conversion Rate (after taking into account any applicable adjustments to the Conversion Rate pursuant to Section 14.03 of the Indenture), multiplied by the Applicable Limit Price on the settlement date for the Shares to be delivered pursuant to the Indenture in respect of the Affected Convertible Note, minus (II) USD 1,000;

(D)	for the avoidance of doubt, in determining the amount payable in respect of such Affected Transaction pursuant to Section 6 of the Agreement, the Calculation

Agent shall assume that (x) the relevant Early Conversion and any conversions, adjustments, agreements, payments, deliveries or acquisitions by or on behalf of Counterparty leading thereto had not occurred, (y) no adjustments to the Conversion Rate have occurred pursuant to any Excluded Provision and (z) the corresponding Convertible Notes remain outstanding; and

(E)	the Transaction shall remain in full force and effect, except that, as of the Conversion Date for such Early Conversion, the Number of Options shall be reduced by the Affected Number of Options.

(ii)	Notwithstanding anything to the contrary in this Confirmation, if an event of default with respect to Counterparty occurs under the terms of the Convertible Notes as set forth in Section 6.01 of the Indenture and such event of default results in the Convertible Notes being declared due and payable pursuant to the Indenture, then such event of default shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

(iii)	Promptly (but in any event within five Scheduled Trading Days) following any Repurchase Event (as defined below), Counterparty may notify Dealer of such Repurchase Event and the aggregate principal amount of Convertible Notes subject to such Repurchase Event (any such notice, a “Convertible Notes Repurchase Notice”); provided that any such Convertible Notes Repurchase Notice shall contain an acknowledgment by Counterparty of its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act and the rules and regulations thereunder, in respect of such Repurchase Event and the delivery of such Convertible Notes Repurchase Notice. The receipt by Dealer from Counterparty of any Convertible Notes Repurchase Notice shall constitute an Additional Termination Event as provided in this Section 9(h)(iii). Upon receipt of any such Convertible Notes Repurchase Notice, Dealer shall designate an Exchange Business Day following receipt of such Convertible Notes Repurchase Notice (which Exchange Business Day shall be on or as promptly as reasonably practicable after the related settlement date for the relevant Repurchase Event) as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Options (the “Repurchase Options”) equal to the lesser of (A) the aggregate principal amount of such Convertible Notes specified in such Convertible Notes Repurchase Notice, divided by USD 1,000 and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Repurchase Options. Any payment hereunder with respect to such termination (the “Repurchase Unwind Payment”) shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Repurchase Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction. “Repurchase Event” means that (i) any Convertible Notes are repurchased (whether pursuant to Section 15.02 of the Indenture or otherwise) by Counterparty or any of its subsidiaries, (ii) any Convertible Notes are delivered to Counterparty in exchange for delivery of any property or assets of Counterparty or any of its subsidiaries (howsoever described), (iii) any principal of any of the Convertible Notes is repaid prior to the final maturity date of the Convertible Notes (other than upon acceleration of the Convertible Notes described in Section 9(h)(ii) hereof), or (iv) any Convertible Notes are exchanged by or for the benefit of the Holders (as defined in the Indenture) thereof for any other securities of Counterparty or any of its affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction; provided that any conversion of Convertible Notes pursuant to the terms of the Indenture shall not constitute a Repurchase Event.

(i)	Amendments to Equity Definitions.

(i)	Section 11.2(e)(vii) of the Equity Definitions is hereby amended by (i) replacing the word “event” with the words “corporate action by the Issuer”, (ii) deleting the words “diluting or concentrative” and replacing them with the word “material economic” and (iii) adding the phrase “or the Options” at the end of the sentence.

(ii)	Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer; provided that the period for dismissal, discharge, stay or restraint therein shall be increased from within 15 days to within 60 days.”

(iii)	Section 12.9(b)(i) of the Equity Definitions is hereby amended by adding the language “; provided that Counterparty (as such term is defined in the Confirmation) may not elect to terminate the Transaction unless concurrently with electing to terminate the Transaction, it represents and warrants to Dealer (as such term is defined in the Confirmation) that it is not aware of any material non-public information with respect to the Issuer or the Shares” at the end of the final sentence thereof.

(j)	No Setoff. Neither party shall have the right to set off any obligation that it may have to the other party under the Transaction against any obligation such other party may have to it, whether arising under the Agreement, this Confirmation or any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff.

(k)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Counterparty’s control), and if Dealer would owe any amount to Counterparty pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Obligation”), then Dealer shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below), unless (a) Counterparty gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) Counterparty remakes the representation set forth in Section 8(f) as of the date of such election and (c) Dealer agrees, in its commercially reasonable discretion, to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be, shall apply.

Share Termination Alternative:	If applicable, Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the relevant Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable, in satisfaction of such Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to Dealer of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Delivery Unit Price the Calculation Agent may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property.

Share Termination Delivery Unit:	One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of such Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 (as modified above) of the Equity Definitions and the provisions set forth opposite the caption “Representation and Agreement” in Section 2 will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to the Transaction means that the Share Termination Alternative is applicable to the Transaction.

(l)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(m)	Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, based on the advice of counsel, the Shares (“Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, at its election, either (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act and enter into an agreement, in form and substance reasonably satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered secondary offering of a substantially similar size; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty, (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of a substantially similar size, in form and substance reasonably satisfactory to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement), or (iii) purchase the Hedge Shares then held by Dealer from Dealer at the Relevant Price on such Exchange Business Days, and in the amounts, reasonably requested by Dealer.

(n)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(o)	Right to Extend. Dealer may postpone or add, in whole or in part, any Valid Day or Valid Days during the Settlement Averaging Period or any other date of valuation, payment or delivery by Dealer, with respect to some or all of the Options hereunder, if Dealer reasonably determines, in its commercially reasonable judgment and, in respect of clause (ii) below, based on the advice of counsel, that such action is reasonably necessary or advisable (i) to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions (but only if there is a material decrease in liquidity relative to Dealer’s expectations on the Trade Date) or (ii) to enable Dealer to effect transactions in Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were the Issuer or an affiliated purchaser of the Issuer, be in compliance with applicable legal or regulatory requirements, requirements of self-regulatory organizations with jurisdiction over Dealer or its affiliates, or related policies and procedures adopted in good faith by Dealer (so long as such policies and procedures would generally be applicable to counterparties similar to Counterparty and transactions similar to the Transaction); provided that no such Valid Day or other date of valuation, payment or delivery may be postponed or added more than 50 Valid Days after the original Valid Day or other date of valuation, payment or delivery, as the case may be.

(p)	Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Counterparty with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any United States bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(q)

Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(r)	Notice of Certain Other Events. Counterparty covenants and agrees that:

(i)	promptly following the public announcement of the results of any election by the holders of Shares with respect to the consideration due upon consummation of any Merger Event, Counterparty shall give Dealer written notice of (x) the weighted average of the types and amounts of consideration that holders of Shares have elected to receive upon consummation of such Merger Event or (y) if no holders of Shares affirmatively make such election, the types and amounts of consideration actually received by holders of Shares (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such Merger Event is consummated; and

(ii)	promptly following any adjustment to the Convertible Notes in connection with any Potential Adjustment Event, Merger Event or Tender Offer, Counterparty shall give Dealer written notice of the details of such adjustment.

(s)	Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from a Change in Law, a Hedging Disruption, an Excess Ownership Position, or an Illegality (as defined in the Agreement)).

(t)	Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Relevant Prices; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Relevant Prices, each in a manner that may be adverse to Counterparty.

(u)	Early Unwind. In the event the sale of the “Purchased Securities” (as defined in the Purchase Agreement) is not consummated with the Initial Purchasers for any reason, or Counterparty fails to deliver to Dealer opinions of counsel as required pursuant to Section 9(a), in each case by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date, the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from, and agrees not to make any claim against the other party with respect to, any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Each of Dealer and Counterparty represents and acknowledges to the other that upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(v)	Payment by Counterparty. In the event that, following payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(w)	Other Adjustments Pursuant to the Equity Definitions. Notwithstanding anything to the contrary in this Confirmation, solely for purposes of this Section 9(w), the terms “Potential Adjustment Event,” “Merger Event,” and “Tender Offer” shall each have the meanings assigned to such term in the Equity Definitions (as amended by Section 9(i)(i)), and upon the occurrence of a Merger Date, the occurrence of a Tender Offer Date, or the declaration by Counterparty of the terms of any Potential Adjustment Event, respectively, as such terms are defined in the Equity Definitions, the Calculation Agent may, in its commercially reasonable discretion, adjust the Cap Price to preserve the fair value of the Options to Dealer; provided that in no event shall the Cap Price be less than the Strike Price; and provided further that any adjustment to the Cap Price made pursuant to this Section 9(w) shall be made without duplication of any other adjustment or determination hereunder (including, for the avoidance of doubt, adjustments or determinations made in accordance with “Method of Adjustment,” “Consequences of Merger Events / Tender Offers” and “Consequences of Announcement Events” in Section 3 above).

(x)	Delivery of Tax Certificates. On or prior to the Trade Date and at any other time reasonably requested by Dealer, Counterparty shall have delivered to Dealer a properly completed Internal Revenue Service Form W-9. On or prior to the Trade Date and at any other time reasonably requested by Counterparty, Dealer shall have delivered to Counterparty a properly completed Internal Revenue Service Form W-9.

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Peter Tucker via email: peter.tucker@bankofamerica.com.

Yours faithfully,

BANK OF AMERICA, N.A.

By:	/s/ Christopher A. Hutmaker
	Name:	Christopher A. Hutmaker
	Title:	Managing Director

Agreed and Accepted By:

UNISYS CORPORATION

By:	/s/ Janet B. Haugen
	Name:	Janet B. Haugen
	Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Capped Call Confirmation]